Prospectus Supplement                                                     FINOVA

(To Prospectus dated June 16, 1997)

--------------------------------------------------------------------------------
$100,000,000                                          FINOVA Capital Corporation
6.90% Notes Due                                           1850 N. Central Avenue
June 19, 2004                                                      P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209

--------------------------------------------------------------------------------
                                TERMS OF NOTES

o  Interest  paid  on  June  19  and     o  Global    security   held   by   The
   December  19,  accruing  from the        Depository      Trust      Company,
   date we issue the Notes.                 generally.

o  First  interest  payment  date on     o  No   redemption   before   maturity.
   December 19, 1997.                       No sinking fund.

     For more details, see "Note Terms" and "Description of the Securities."

                                  TERMS OF SALE


                                            UNDERWRITING
                           PRICE TO         DISCOUNTS AND         PROCEEDS TO
                          PUBLIC(1)          COMMISSIONS           FINOVA(2)
                          ---------          -----------           ---------
Per Note ..........         99.973%             0.600%              99.373%
Total .............    $  99,973,000         $  600,000       $   99,373,000

(1) Plus accrued interest, if any, from date of issuance.
(2) Before expenses payable by us estimated at $150,000.


The Notes have not been  approved or
disapproved  by the SEC or any state
securities commission.

None  of   those   authorities   has
determined  that the  Prospectus  or
this   Supplement   is  accurate  or
complete.

Any representation  to  the contrary     Book  entry  delivery of Notes expected
is a criminal offense.                   on   June    19,   1997,   subject   to
                                         conditions.


Deutsche Morgan Grenfell                      NationsBanc  Capital Markets, Inc.

                                  June 16, 1997

                           FINOVA CAPITAL CORPORATION


   FINOVA    Capital    Corporation,        FINOVA's principal lines of business
formerly    known    as    Greyhound     are   detailed   more   fully   in  the
Financial  Corporation  ("FINOVA" or     Prospectus. Those lines include:
"us"),   is  a  financial   services
company that provides collateralized          o Commercial Equipment Finance
financing  and  leasing  products to
commercial  enterprises  in  focused          o Commercial Finance
market  niches,  principally  in the
U.S.  We  concentrate  on lending to          o Commercial Real Estate Finance
midsize  businesses and have been in
operation for over 42 years.                  o Communications Finance

   FINOVA extends  revolving  credit          o Corporate Finance
facilities,    term    loans,    and
equipment and real estate  financing          o Factoring Services
to  "middle-market"  businesses with
financing  needs  falling  generally          o Franchise Finance
between $500,000 and $35 million.
                                              o Healthcare Finance
   We   operate   in   15   specific
industry  or market  niches in which          o Inventory Finance
our  expertise  in  evaluating   the
creditworthiness    of   prospective          o Portfolio Services
customers and our ability to provide
value-added  services  enable  us to          o Public Finance
differentiate   ourselves  from  our
competitors.   That   expertise  and          o Rediscount Finance
ability  also  enable us to  command
product   pricing  that  provides  a          o Resort Finance
satisfactory    spread    over   our
borrowing costs.                              o Transportation Finance

                                              o FINOVA Investment Alliance


                                   NOTE TERMS

   The     following     description      of  October  1, 1995,  between  us and
supplements the  "Description of the      The Bank of  New  York  (as  successor
Securities"     section    in    the      to First  Interstate Bank of Arizona,
Prospectus.  The  Notes  are  to  be      N.A.),  as  Trustee.  Maximum  Amount:
issued  as  a  separate   series  of      $100,000,000 principal amount
securities under the Indenture dated
as

Maturity:                       June 19, 2004

Interest Rate:                  6.90% per year

Interest Payment Dates:         June 19 and December 19, accruing from the date
                                we issue the Notes. First interest payment date is December 19, 1997.

Interest Calculations:          Based on a 360-day year of twelve 30-day months

Redemption or Sinking Fund:     None

Form of Note                    One global security, held  in the  name  of  The
                                Depository Trust Company, generally

Settlement and Payment          Same-day -- immediately available funds

Secondary Trading Payments      Same-day -- immediately available funds

                                  UNDERWRITING


   We    have    entered    into   an      They may offer  the Notes to  certain
Underwriting Agreement dated June 16,      dealers   at   that   price   less  a
1997 with  Deutsche  Morgan  Grenfell      concession     of     0.375%.     The
Inc. and NationsBanc Capital Markets, Underwriters or those dealers may Inc., as Underwriters. The agreement allow a discount of 0.200% on sales provides that each Underwriter will to certain other dealers. After the purchase from us $50 million initial public offering of the Notes, principal amount of the Notes and the Underwriters may change the will purchase all of those Notes if public offering price, concession to
any of the Notes are purchased.  They      dealers and discount.
need not  purchase  any Notes  unless
certain conditions are satisfied.  We         The  Notes  are  a  new  issue  of
have agreed to indemnify the securities with no established Underwriters against certain trading market. The Underwriters have liabilities, including civil advised us that they intend to act as liabilities under the Securities Act market makers for the Notes. They are of 1933, or to contribute to payments not obligated to do so, however, and which the Underwriters may be they may discontinue any market required to make for those making at any time without notice.
liabilities.                               Neither we nor the  Underwriters  can
                                           assure the  liquidity  of any trading
   The  Underwriters  advise  us that      market for the Notes.
they  propose  to offer  the Notes to
the public  initially at the offering
price set forth on the cover  page of
this Supplement.

Prospectus                                                                FINOVA
----------
                           FINOVA CAPITAL CORPORATION


                             SENIOR DEBT SECURITIES

   We may offer from time to time securities in one or more series, under this Prospectus up to $1.5 with the same or various maturities, billion principal amount of our at or above par or with original senior debt securities ("securities") issue discount, and in fully on terms to be determined at the time registered form or the form of one or
of sale. We may issue the                  more global securities.


                              PROSPECTUS SUPPLEMENT

   The Supplement to the Prospectus also add, update or change for each offering of securities will information contained in this contain the specific information and Prospectus. It is important that you terms for that offering. The read both this Prospectus and the
Supplement may                            Supplement before you invest.


                              -------------------

The securities have not been approved
or  disapproved  by  the  SEC  or any
state securities commission.

None   of   those   authorities   has      We may offer the securities  directly
determined  that this  Prospectus  is      or  through  underwriters,  agents or
accurate or complete.                      dealers. The Supplement will describe
                                           the    terms   of   that    plan   of
Any representation to the contrary is      distribution.  "Plan of Distribution"
a criminal offense.                        below also provides more  information
                                           on this topic. June 16, 1997


                                 June 16, 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS. THOSE TRANSACTIONS INCLUDE OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THOSE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THE PROSPECTUS. IF BEGUN, THEY MAY DISCONTINUE THOSE ACTIVITIES AT ANY TIME.


                       WHERE YOU CAN FIND MORE INFORMATION


   We  file  annual,   quarterly  and      Securities Exchange Act of 1934 until
current reports, proxy statements and      this offering is completed:
other  information  with the SEC. You
may read and  copy  any  document  we        o Annual Report  of  Form  10-K for
file at the  SEC's  public  reference          the year ended December 31, 1996.
rooms in Washington,  D.C., New York,
New  York  and   Chicago,   Illinois.        o Portions of our  Proxy  Statement
Please call the SEC at 1-800-SEC-0330          on Schedule  14A  for  the Annual
for more  information  on the  public          Meeting of  Shareholders  held on
reference   rooms  and   their   copy          May  8,  1997   that  have   been
charges.  Our SEC  filings  are  also          incorporated  by  reference  into
available  to  the  public  from  the          our 10-K.
SEC's web site at http://www.sec.gov.
You may also  inspect our SEC reports        o Quarterly Report on Form 10-Q for
and other information at the New York          the quarter ended March 31, 1997.
Stock Exchange,  20 Broad Street, New
York, New York 10005.                        o Current Report on Form 8-K  dated
                                                April 18, 1997.
   The SEC allows us to  "incorporate
by reference" the information we file         You may  request  a copy of  those
with   them,   which   means  we  can      filings,  other than exhibits,  at no
disclose   information   to   you  by      cost, by contacting us at:
referring  you  to  those  documents.
Information incorporated by reference           Treasurer
is  part of  this  Prospectus.  Later           FINOVA Capital Corporation
information   filed   with   the  SEC           1850 N. Central Avenue
updates    and    supersedes     this           P.O. Box 2209
Prospectus.                                     Phoenix, Arizona 85002-2209
                                                (602) 207-6900
   We  incorporate  by reference  the
documents listed below and any future
filings   made  with  the  SEC  under
Sections 13(a), 13(c), 14 or 15(d) of
the


                           FINOVA CAPITAL CORPORATION

   FINOVA Capital Corporation, and ability also enable us to command formerly known as Greyhound Financial product pricing that provides a
Corporation  ("FINOVA" or "us"), is a      satisfactory    spread    over    our
financial   services   company   that      borrowing costs.
provides collateralized financing and
leasing    products   to   commercial         We seek to maintain a high quality
enterprises in focused market niches, portfolio and to minimize non-earning principally in the U.S. We assets and write-offs. We use clearly concentrate on lending to midsize defined underwriting criteria and businesses and have been in operation stringent portfolio management
for over 42 years.                         techniques.  We diversify our lending
                                           activities geographically and among a
   FINOVA  extends  revolving  credit      range of  industries,  customers  and
facilities, term loans, and equipment      loan products.
and   real   estate    financing   to
"middle-market"    businesses    with         Due  to  the   diversity   of  our
financing  needs  falling   generally      portfolio,  we  believe we are better
between $500,000 and $35 million.          able to manage competitive changes in
                                           our  markets  and  to  withstand  the
   We operate in 15 specific industry impact of deteriorating economic or market niches in which our conditions on a regional or national expertise in evaluating the credit- basis. There can be no assurance, worthiness of prospective customers however, that competitive changes,
and   our    ability    to    provide      borrowers'   performance,    economic
value-added  services  enable  us  to      conditions  or other factors will not
differentiate   ourselves   from  our      result in an adverse
competitors.   That   expertise
impact on our  results of  operations            The annual  factored  volume of
or financial condition.                          these  companies  is  generally
                                                 between  $5  million   and  $25
   FINOVA   generates   interest  and            million.   This  line  provides
other income through charges assessed            accounts     receivable     and
on outstanding loans, loan servicing,            inventory  financing  and loans
leasing and other  fees.  Our primary            secured by  equipment  and real
expenses are the costs of funding our            estate.
loan and  lease  business,  including
interest paid on debt, provisions for         o  FRANCHISE     FINANCE    offers
possible  credit  losses,   marketing            equipment,   real   estate  and
expenses,   salaries   and   employee            acquisition    financing    for
benefits,    servicing    and   other            operators    of     established
operating expenses and income taxes.             franchise concepts. Transaction
                                                 sizes   generally   range  from
                                                 $500,000 to $15 million.
LINES OF BUSINESS
                                              o  HEALTHCARE   FINANCE  offers  a
   We operate the following principal            full range of working  capital,
lines of business:                               equipment   and   real   estate
                                                 financing products for the U.S.
   o  COMMERCIAL   EQUIPMENT  FINANCE            health      care      industry.
      offers equipment leases,  loans            Transaction   sizes   typically
      and  "turnkey"  financing  to a            range  from   $500,000  to  $25
      broad    range    of    midsize            million.
      companies.   Specialty  markets
      include the corporate  aircraft         o  INVENTORY    FINANCE   provides
      and emerging growth  technology            inbound and outbound  inventory
      industries,           primarily            financing,             combined
      biotechnology  and electronics.            inventory/accounts   receivable
      Typical transaction sizes range            lines of  credit  and  purchase
      from $500,000 to $15 million.              order  financing  for equipment
                                                 distributors,       value-added
   o  COMMERCIAL    FINANCE    offers            resellers      and      dealers
      collateral-  oriented revolving            nationwide.  Transaction  sizes
      credit   facilities   and  term            generally  range from  $500,000
      loans    for     manufacturers,            to $30 million.
      distributors,  wholesalers  and
      service   companies.    Typical         o  PORTFOLIO   SERVICES   provides
      transaction  sizes  range  from            customized receivable servicing
      $500,000 to $3 million.                    and  collections  for timeshare
                                                 developers and other generators
   o  COMMERCIAL  REAL ESTATE FINANCE            of consumer receivables.
      provides  term   financing  for
      hotel,  anchored retail, office         o  PUBLIC     FINANCE     provides
      and owner-occupied  properties.            tax-exempt  term  financing  to
      Typical transaction sizes range            state and local governments and
      from $5 million to $25 million.            non-profit        corporations.
                                                 Typical transaction sizes range
   o  COMMUNICATIONS          FINANCE            from $100,000 to $5 million.
      specializes  in term  financing
      to advertising  and subscriber-         o  REDISCOUNT    FINANCE    offers
      supported  businesses including            revolving credit  facilities to
      radio and television  stations,            the    independent     consumer
      cable    operators,     outdoor            finance   industry    including
      advertising      firms      and            sales, automobile, mortgage and
      publishers. Typical transaction            premium   finance    companies.
      sizes  range from $1 million to            Typical transaction sizes range
      $40 million.                               from $1 million to $40 million.

   o  CORPORATE  FINANCE  provides  a         o  RESORT   FINANCE   focuses   on
      full      range     of     cash            construction,  acquisition  and
      flow-oriented  and  asset-based            receivables     financing    of
      term   and    revolving    loan            timeshare  resorts worldwide as
      products   for   manufacturers,            well  as  term   financing  for
      wholesalers,      distributors,            established  golf resort hotels
      specialty    retailers,     and            and  receivables   funding  for
      commercial and consumer service            developers   of   second   home
      businesses. Typical transaction            communities.            Typical
      sizes  range from $2 million to            transaction areas range from $5
      $40 million.                               million to $35 million.

   o  FACTORING  SERVICES offers full         o  TRANSPORTATION          FINANCE
      service  factoring and accounts            structures   equipment   loans,
      receivable  management services            leases,  acquisition  financing
      for  entrepreneurial and larger            and   leveraged   lease  equity
      firms, primarily in the textile            investments  for commercial and
      and apparel industries.                    cargo    airlines    worldwide,
                                                 railroads   and   operators  of
                                                 other  transportation   related
                                                 equipment.  Typical transaction
                                                 sizes  range from $5 million to
                                                 $30 million.

   o FINOVA INVESTMENT ALLIANCE successor to a California corporation provides or intends to provide that was formed in 1954. Our
      equity   and   mezzanine   debt      principal   executive   offices   are
      financing      for      midsize      located  at 1850 N.  Central  Avenue,
      businesses in partnership with P.O. Box 2209, Phoenix, Arizona institutional investors and 85002-2209. Our telephone number is selected fund sponsors. Typical (602) 207-6900. All of our capital transaction sizes range from $2 stock is owned by The FINOVA Group
      million to $15 million.              Inc. whose stock is traded on the New
                                           York Stock Exchange.
   FINOVA  Capital   Corporation,   a
Delaware    cor-    poration,     was
incorporated   in  1965  and  is  the


                        RATIO OF INCOME TO FIXED CHARGES

 THREE
 MONTHS
 ENDED
MARCH 31,  YEAR ENDED DECEMBER 31,
--------- ------------------------
  1997    1996 1995 1994 1993 1992
  ----    ---- ---- ---- ---- ----
  1.54    1.50 1.44 1.58 1.50 1.37         Income  available for fixed  charges,
                                           for purposes of  computing  the above
                                           ratios,   consists   of  income  from
Variations in interest rates continuing operations before income generally do not have a substantial taxes plus fixed charges. Fixed impact on the ratio because charges consist of interest and fixed-rate and floating-rate assets related debt expense, and a portion are generally matched with of rental expense determined to be
liabilities of similar rate and term.      representative of interest.



               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the  statements  contained
in this Prospectus and any our efforts to implement our business Supplements, including information strategy, the effect of economic incorporated by reference, discuss conditions, the performance of our future expectations, contain borrowers, actions of our competitors projections of results of operation and our ability to respond to those or financial condition or state other actions, the cost of our capital, forward-looking information. Known which may depend in part on our and unknown risks, uncertainties and portfolio quality, ratings, prospects other factors could cause the actual and outlook, changes in governmental results to differ materially from regulation, tax rates and similar those contemplated by those matters, the results of litigation, statements. The forward-looking the ability to attract and retain information is based on various quality employees and other risks factors and was derived using detailed in our other filings with
numerous assumptions.                      the SEC.  We do not promise to update
                                           forward-   looking   information   to
   Important factors that may cause reflect actual results or changes in the actual results to differ include, assumptions or other factors that
without  limitation,  the  results of      could affect those statements.


                                 USE OF PROCEEDS

   We intend to use the net proceeds ness, working capital, investment in from the sale of the securities for financing transactions and capital general corporate purposes. Those expenditures. We will describe in the purposes include the repayment or Supplement any proposed use of
refinancing of debt,  acquisitions in      proceeds   other  than  for   general
the  ordinary  course of busi-             corporate purposes.

                          DESCRIPTION OF THE SECURITIES


   We will issue the securities under         We may authorize and determine the
an Indenture dated as of October 1, terms of a series of securities by 1995, as supplemented and amended resolution of our board of directors from time to time, between us and The or one of its committees or through a
Bank  of  New  York  (formerly  First      supplemental indenture.
Interstate  Bank,  N.A.), as Trustee.
The  Indenture is filed as an exhibit      FORM OF SECURITIES
to  the  registration   statement  of
which this  Prospectus  is a part. To         The  securities  will be issued in
obtain a copy of the Indenture, see registered form. Unless the "Where You Can Find More Supplement otherwise provides, Information." The following securities will be issued as one or description is a brief summary of and more global securities. This means is subject to all the terms of the that we will not issue certificates
Indenture.                                 to each  holder.  We  will  generally
                                           issue global  securities in the total
GENERAL                                    principal  amount  of the  securities
                                           distributed  in that series.  We will
   The securities offered by this issue securities only in Prospectus will be limited to $1.5 denominations of $1,000 or integral billion principal amount. The multiples of that amount, unless the
Indenture  does not limit the  amount      Supplement states otherwise.
of  securities  we could  offer under
it. We can issue securities in one or      GLOBAL SECURITIES
more   series,   in   each   case  as
authorized  by us from  time to time.         IN GENERAL.  Securities  in global
Each series may differ as to their form will be deposited with or on terms. The securities will be our behalf of a depositary. Global unsecured general obligations and securities are represented by one or will not be subordinated to our other more global certificates for the
general indebtedness.                      series  registered in the name of the
                                           depositary or its nominee. Securities
   The  Supplement  will  address the      in global form may not be transferred
following terms of the securities:         except   as   a   whole   among   the
                                           depositary,   a   nominee   of  or  a
   o  Their title.                         successor to the  depositary  and any
                                           nominee  of  that  successor.  Unless
   o  Any  limits  on  the  principal      otherwise     identified    in    the
      amounts to be issued.                Supplement,  the  depositary  will be
                                           The Depositary Trust Company.
   o  The    dates   on   which   the
      principal is payable.                   NO     DEPOSITARY     OR    GLOBAL
                                           SECURITIES.  If a  depositary  for  a
   o The rates (which may be fixed series is unwilling or unable to or variable) at which they continue as depositary, and a
      shall  bear  interest,  or  the      successor  is  not  appointed  by  us
      method for determining rates.        within   90  days,   we  will   issue
                                           securities    of   that   series   in
   o The dates from which the definitive form in exchange for the interest will accrue and will global security or securities of that be payable, or the method of series. We may also determine at any determining those dates, and time in our discretion not to use
      any   record   dates   for  the      global  securities for any series. In
      payments due.                        that event, we will issue  securities
                                           in definitive form.
   o  Any  provisions  for redemption
      at  our  option  or  otherwise,         OWNERSHIP     OF    THE     GLOBAL
      including  the periods,  prices      SECURITIES/ BENEFICIAL OWNERSHIP.  So
      and terms of redemption.             long as the depositary or its nominee
                                           is the  registered  owner of a global
   o Any sinking fund or similar security, that entity will be the provisions, whether mandatory sole holder of the securities
      or  at  the  holder's   option,      represented   by   that   instrument.
      along with the periods, prices FINOVA and the Trustee are only and terms of redemption, required to treat the depositary or
      purchase or repayment.               its  nominee  as the  legal  owner of
                                           those  securities  for  all  purposes
   o  The   amount   or    percentage      under the Indenture.
      payable if we accelerate  their
      maturity,  if  other  than  the         Each    actual     purchaser    of
      principal amount.                    securities  represented  by a  global
                                           security (a "beneficial  owner") will
   o  Any  changes  to the  events of      not be entitled  to receive  physical
      default or covenants  set forth      delivery of certificated  securities,
      in the Indenture.                    will not be considered the holders of
                                           those   securities  for  any  purpose
   o  Any other terms consistent with      under the Indenture,  and will not be
      the Indenture.                       able  to  transfer  or  exchange  the
                                           global   securities,    unless   this
                                           Prospectus or the Supplement
provide to the contrary. As a result,         DTC    ACTIVITIES.    DTC    holds
each beneficial owner must rely on securities that its participants the procedures of the depositary to deposit with it. DTC also facilitates exercise any rights of a holder under the settlement among participants of the Indenture. In addition, if the securities transactions, such as beneficial owner is not a direct or transfers and pledges, in deposited indirect participant in the securities through electronic depositary (each a "participant"), computerized book-entry changes in the beneficial owner must rely on the participant's accounts. Doing so procedures of the participant through eliminates the need for physical
which it owns its beneficial interest      movement of securities certificates.
in the global security.
                                              PARTICIPANT'S  RECORDS.  Except as
   The laws of some jurisdictions otherwise provided in this Prospectus require that certain purchasers of or a Supplement, purchases of the securities take physical delivery of securities must be made by or through the securities in certificated form. direct participants, which will Those laws and the above conditions receive a credit for the securities may impair the ability to transfer on the depositary's records. The beneficial interests in the global beneficial owner's ownership interest
securities.                                is in  turn  to be  recorded  on  the
                                           direct  and  indirect   participant's
THE DEPOSITORY TRUST COMPANY               records.  Beneficial  owners will not
                                           receive  written  confirmations  from
   The following is based on the depositary of their purchase, but information furnished by The they are expected to receive them, Depository Trust Company ("DTC") and along with periodic statements of
applies  to  the  extent  it  is  the      their  holdings,  from the  direct or
depositary,  unless  otherwise stated      indirect  participants  through  whom
in a Supplement:                           they entered into the transaction.

   REGISTERED  OWNER.  The securities         Transfers   of  interests  in  the
will be issued as fully registered global securities will be made on the securities in the name of Cede & Co. books of the participants on behalf (DTC's partnership nominee). One of the beneficial owners.
fully registered global security Certificates representing the generally will be issued for each interest of the beneficial owners in $200 million principal amount of the securities will not be issued securities. The Trustee will deposit unless the use of global securities
the   global   securities   with  the      is suspended as provided above.
depositary. The deposit of the global
securities    with    DTC   and   its         The depositary has no knowledge of
registration  in the  name  of Cede &      the actual  beneficial  owners of the
Co.  will not change  the  beneficial      global  securities.  Its records only
ownership of the securities.               reflect  the  identity  of the direct
                                           participants   as   owners   of   the
   DTC ORGANIZATION. The Depository securities. Those participants may or Trust Company is a limited-purpose may not be the beneficial owners. trust company organized under the New Participants are responsible for York Banking Law, a "banking keeping account of their holdings on
organization"  within the  meaning of      behalf of their customers.
that  law,  a member  of the  Federal
Reserve    System,     a    "clearing         NOTICES   AMONG  THE   DEPOSITARY,
corporation" within the meaning of PARTICIPANTS AND BENEFICIAL OWNERS. the New York Uniform Commercial Code, Notices and other communications by and a "clearing agency" registered the depositary, its participants and under the provisions of Section 17A the beneficial owners will be of the Securities Exchange Act of governed by arrangements among them,
1934, as amended.                          subject to any legal  requirements in
                                           effect.
   DTC is owned  by a  number  of its
direct  participants  and by the  New         VOTING PROCEDURES. Neither DTC nor
York Stock Exchange, Inc., the Cede & Co. will consent or vote with American Stock Exchange, Inc. and the respect to the global securities. The National Association of Securities depositary generally mails an omnibus Dealers, Inc. Direct participants proxy to us just after the applicable
include    securities   brokers   and      record date.  That proxy assigns Cede
dealers,   banks,   trust  companies,      & Co.'s  consenting  or voting rights
clearing corporations and certain to the direct participants to whose other organizations who directly accounts the securities are credited
participate  in DTC  (each a  "direct      at that time.
participant").     Other     entities
("indirect  participants") may access         PAYMENTS.  Principal  and interest
DTC's system by clearing transactions payments made by us will be delivered through or maintaining a custodial to the depositary. DTC's practice is
relationship        with       direct      to   credit   direct    participants'
participants,   either   directly  or      accounts  on the  applicable  payment
indirectly.  The rules  applicable to      date unless it has reason to
DTC and its  participants are on file
with the SEC.
believe it will not  receive  payment         If  any  payments  of   principal,
on    that    date.    Payments    by      premium or  interest  are not claimed
participants  to  beneficial   owners      within  three  years  of the date the
will   be    governed   by   standing      payment  became due,  those funds are
instructions and customary practices, to be repaid to us. The beneficial as is the case with securities held owners of those interests will
for   customers  in  bearer  form  or      thereafter   look   only  to  us  for
registered  in "street  name."  Those      payment for those amounts.
payments  will be the  responsibility
of   that   participant,    not   the      CERTAIN INDENTURE PROVISIONS
depositary,   the   Trustee   or  us,
subject to any legal  requirements in         CERTAIN DEFINITIONS. The following
effect at that time.                       is a summary of certain terms defined
                                           in the  Indenture.  Those terms shall
   We are responsible for payment of be determined in accordance with principal, interest and premium, if generally accepted accounting
any,   to   the   Trustee,   who   is      principles,      unless     otherwise
responsible   to   pay   it  to   the      indicated.
depositary.    The    depositary   is
responsible   for  disbursing   those         "Consolidated Net Tangible Assets"
payments to direct participants.  The      means   the   total  of  all   assets
participants are responsible for reflected on the most recent disbursing payments to the beneficial quarterly or annual consolidated
owners.                                    balance   sheet   of   us   and   our
                                           consolidated  Subsidiaries,  at their
TRANSFER OR EXCHANGE OF SECURITIES         net  book  values  (after   deducting
                                           related   depreciation,    depletion,
   You may transfer or exchange the amortization and all other valuation securities (other than a global reserves), less the aggregate of our security) without service charge at current liabilities and those of our our office designated for that consolidated Subsidiaries reflected purpose or at the office of any on that balance sheet. We exclude
transfer agent or security  registrar      from  assets  goodwill,   unamortized
identified  under the Indenture.  You      debt  discount  and  all  other  like
must   execute   a  proper   form  of      intangible  assets.  For  purposes of
transfer  and pay any taxes and other      this       definition,       "current
governmental charges resulting from liabilities" include all indebtedness that action. You may transfer or for money borrowed, incurred, issued, exchange the securities other than a assumed or guaranteed by us and our global security initially at our consolidated Subsidiaries, and other
offices  at 1850 N.  Central  Avenue,      payables and  accruals,  in each case
P.O. Box 2209, Phoenix, Arizona payable on demand or due within one 85002-2209 or at our office or agency year of the date of determination, established for that purpose in New but shall exclude any portion of
York, New York.                            long-term  debt  maturing  within one
                                           year of that  date of  determination,
   Securities in the several all as reflected on the consolidated denominations will be interchangeable balance sheet of us and our
without  service  charge,  but we may      consolidated Subsidiaries.
require  payment  to cover  taxes and
other   governmental   charges.   The         "Lien"  means  any  lien,  charge,
Trustee will initially act as claim, security interest, pledge, authenticating agent under the hypothecation, right of another under
Indenture.                                 any  conditional  sale or other title
                                           retention   agreement  or  any  other
SAME-DAY SETTLEMENT AND PAYMENT            encumbrance    affecting   title   to
                                           property.  Lien  includes  any  lease
   Unless  the  Supplement  otherwise      under    a   sale    and    leaseback
provides,   the  securities  will  be      arrangement.
settled  in   immediately   available
funds.   We  will  make  payments  of         "Subsidiary" means any corporation
principal and interest in immediately      a  majority  of the  Voting  Stock of
available funds.                           which   is   owned,    directly    or
                                           indirectly,  by us or by one or  more
PAYMENT AND PAYING AGENT                   Subsidiaries or by us and one or more
                                           Subsidiaries.
   If the  securities are not held in
global form,  we will make payment of         "Restricted   Subsidiary"  is  any
principal and premium, if any, Subsidiary a majority of the Voting against surrender of the securities Stock of which is owned, directly, by at the principal office of the us or by one or more Restricted Trustee in New York, New York. We Subsidiaries or by us and one or more will pay any installment of interest Restricted Subsidiaries and which is
on securities to the record holder on      designated  as such by  resolution of
the record date for that interest. We      our Board of Directors.
can make those  payments  through the
Trustee,  as  noted  above,  by check         "Unrestricted   Subsidiary"  means
mailed  by  first  class  mail to the      any    Subsidiary    other   than   a
registered     holders    at    their      Restricted Subsidiary.
registered   address   or   by   wire
transfer  to an  eligible  account of         "Voting  Stock" means stock of any
the registered holder.                     class or classes (however designated)
                                           having ordinary voting
power for the  election of a majority         o  Leasehold  or purchase  rights,
of  the   members  of  the  board  of            exercisable       for      fair
directors (or any governing  body) of            consideration,  arising  in the
that  corporation,  other  than stock            ordinary course of business.
having  that  power only by reason of
the happening of a contingency.               o  Liens on property or securities
                                                 existing when an entity becomes
   LIMITATION ON LIENS. The Indenture            a  Restricted   Subsidiary   or
provides    that   FINOVA   and   its            merges with us or a  Restricted
Restricted   Subsidiaries   will  not            Subsidiary,  provided it is not
create,  assume, incur or allow to be            incurred  in   anticipation  of
created,  assumed or  incurred  or to            those events.
exist any Lien on any of our or their
properties   unless  we  secure   the         o  Liens on property or securities
securities  equally and ratably  with            existing   at   the   time   of
any other obligation so secured.  The            acquisition.
Indenture   contains  the   following
exceptions to that prohibition:               o  Liens  in a total  amount  less
                                                 than  $25  million,   excluding
   o  Leases  of   property   in  the            Liens covered by the exceptions
      ordinary  course of business or            noted above.
      if the  property  is not needed
      in   the   operation   of   our         o  Liens securing  indebtedness of
      business.                                  us or a  Restricted  Subsidiary
                                                 provided   those  and   similar
   o  Purchase     money     security            Liens  on  indebtedness  do not
      interests that are non-recourse            exceed 10% of Consolidated  Net
      to   us   or   our   Restricted            Tangible   Assets,    excluding
      Subsidiaries   except   to  the            certain             preexisting
      extent  of  the   property   so            indebtedness  and  those  Liens
      acquired or any  proceeds  from            permitted above.
      that property, or both.

   o  Governmental     deposits    or         MERGER,  CONSOLIDATION AND SALE OF
      security as a condition to the ASSETS. We can not merge with or transaction of business or the into, consolidate with, sell or lease exercise of a privilege, or to all or substantially all of our
      maintain self- insurance, or to      assets   to,  or   purchase   all  or
      participate   in  any  fund  in      substantially   all  the   assets  of
      connection with worker's another corporation unless we will be compensation, unemployment the surviving corporation or the insurance, pensions, social successor is incorporated in the U.S.
      security, or for appeal bonds.       and  assumes  all of our  obligations
                                           under   the    securities   and   the
   o  Liens for taxes or  assessments      Indenture,  provided that immediately
      not  yet  due  or   which   are      after  that  transaction,  no default
      payable  without a  penalty  or      will   exist.   A   purchase   by   a
      are  being  contested  in  good      Subsidiary  of all  or  substantially
      faith and with adequate all the assets of another corporation reserves, so long as will not be a purchase of those foreclosure or similar assets by us. If, however, any of the
      proceedings are not commenced.       transactions  noted in this paragraph
                                           occurs  and  results in a Lien on any
   o Judgment Liens that have not of our properties (except as remained undischarged or permitted above), we must unstayed for more than 6 simultaneously secure the securities
      months.                              equally  and  ratably  with  the debt
                                           secured by that Lien.
   o  Incidental   or    undetermined
      construction,    mechanics   or         MODIFICATION   OF  THE  INDENTURE.
      similar Liens arising in the FINOVA and the Trustee may amend the ordinary course of business Indenture without consent of the
      relating  to  obligations   not      holders of  securities  to do certain
      overdue or which are being things, such as establishing the form contested by us or a Restricted and terms of any series of Subsidiary in good faith and securities. We must obtain consent of deposits for release of such holders of at least two-thirds of the
      Liens.                               outstanding  securities affected by a
                                           change  to  amend  the  terms  of the
   o Zoning restrictions, licenses, Indenture or any supplemental easements and similar indenture or the rights of the
      encumbrances   or   defects  if      holders of those securities.
      immaterial.
                                              Unanimous  consent is required for
   o Other Liens immaterial in the changes to extend the fixed maturity aggregate incidental to our or of any securities, reduce the the Restricted Subsidiary's principal, redemption premium or rate business or property, other of interest, extend the time of
      than for indebtedness.               payment of interest,  change the form
                                           of  currency or to limit the right to
   o Banker's liens and set off sue for payment on or after maturity rights in the ordinary course of the securities. Unanimous consent
      of business.                         is also  required to reduce the level
                                           of consents
needed to  approve  any such  change.         vested in it by the  Indenture  at
The Trustee  must  consent to changes         the request, order or direction of
modifying   its  rights,   duties  or         any  holder  unless one or more of
immunities.                                   them shall have offered reasonable
                                              indemnity to the Trustee.
   DEFAULTS.  Events of default under
the Indenture for any series are:                If an event of  default  occurs
                                              and is continuing, the Trustee may
   o  Failure  for  30  days  to  pay         reimburse     itself    for    its
      interest on any  securities  of         reasonable     compensation    and
      that series.                            expenses  incurred out of any sums
                                              held  or  received  by  it  before
   o  Failure to pay principal (other         making any payments to the holders
      than sinking fund  redemptions)         of the securities of the defaulted
      or   premium,    if   any,   on         series.
      securities of that series.
                                                 The  right  of any  holders  of
   o  Failure  for 30 days to pay any         securities of a series to commence
      sinking  fund   installment  on         an  action   for  any   remedy  is
      that series.                            subject  to  certain   conditions,
                                              including the requirement that the
   o  Violation  of a covenant  under         holders  of at  least  25% of that
      the  Indenture   pertaining  to         series  request  that the  Trustee
      that series that  persists  for         take   such   action,   and  offer
      at least  90 days  after we are         reasonable    indemnity   to   the
      notified  by the Trustee or the         Trustee  against  its  liabilities
      holders of 25% of the series.           incurred in doing so.

   o  Default in other instruments or      DEFEASANCE
      under  any   other   series  of
      securities     resulting     in         We may defease the securities of a
      acceleration   of  indebtedness      series,  meaning we would satisfy our
      over $15  million,  unless that      duties   under  that  series   before
      default is rescinded or maturity. We may do so by depositing discharged within 10 days after with the Trustee, in trust for the written notice by the Trustee benefit of the holders, either enough or the holders of 10% of that funds to pay, or direct U.S.
      series.                              government obligations that, together
                                           with the income on those  obligations
   o  Bankruptcy,    insolvency    or      (without        considering       any
      similar event.                       reinvestment),  will be sufficient to
                                           pay, the  obligation  of that series,
   o Any other event of default with including principal, premium, if any, respect to the securities of and interest. Certain other
      that series.                         conditions  must be met before we may
                                           do so. We must  deliver an opinion of
      If an event of default occurs counsel that the holders of that and continues, the Trustee or the series will have no Federal income
   holders  of at  least  25%  of the      tax  consequences as a result of that
   series    may    declare     those      deposit.
   securities due and payable. We are
   required to certify to the Trustee      CONCERNING THE TRUSTEE
   annually as to our compliance with
   the Indenture.                             The Trustee is one of the banks in
                                           one of our credit agreements and from
      Holders of a majority of a time to time may perform other series may control certain actions banking, trust or related services on
   of the  Trustee and may waive past      behalf of FINOVA or our customers.
   defaults for that  series.  Except
   as provided in the Indenture,  the
   Trustee  will  not  be  under  any
   obligation  to exercise any of the
   rights or powers


                              PLAN OF DISTRIBUTION

   We  may   offer   the   securities         We     anticipate     that     any
directly or through underwriters, underwriting agreement will entitle dealers or agents. The Supplement the underwriters to indemnity against will identify those underwriters, certain civil liabilities under the dealers or agents and will describe Federal securities laws and other that plan of distribution. Firms not laws, provide that their obligations so named will have no direct or to purchase the securities will be indirect participation in any subject to certain conditions, and underwriting of those securities, generally require them to purchase
although  a firm may  participate  in      all of  the  securities  if  any  are
the  distribution of securities under      purchased.
circumstances   entitling   it  to  a
dealer's    allowance    or   agent's         Unless   otherwise  noted  in  the
commission.                                Supplement,  the  securities  will be
                                           offered by the underwriters, if any,
when,   as  and  if   issued  by  us,         Any   underwriter  may  engage  in
delivered  to  and  accepted  by  the      over-allotment,           stabilizing
underwriters  and  subject  to  their      transactions,      short     covering
right to reject orders in whole or in      transactions   and  penalty  bids  in
part.                                      accordance  with  Regulation  M under
                                           the Securities  Exchange Act of 1934.
   We may sell securities to dealers, Over- allotment involves sales in as principals. Those dealers may then excess of the offering size, which resell the securities to the public creates a short position. Stabilizing at varying prices set by those transactions permit bids to purchase
dealers from time to time.                 the  underlying  security  so long as
                                           the stabilizing  bids do not exceed a
   We may also offer the securities specified maximum. Short covering through agents. Agents generally act transactions involve purchases of the on a "best efforts" basis during securities in the open market after their appointment, meaning they are the distribution is completed to not obligated to purchase the cover short positions. Penalty bids
securities.                                permit the  underwriters to reclaim a
                                           selling concession from a dealer when
   Dealers and agents may be entitled the securities originally sold by the to indemnification as underwriters by dealer are purchased in a covering us against certain liabilities under transaction to cover short positions. the Federal securities laws and other Those activities may cause the price
laws.                                      of the  securities  to be higher than
                                           it would  otherwise be. If commenced,
   We or the  underwriters  or agents      the   underwriters   may  discontinue
may  solicit  offers by  institutions      those activities at any time.
approved by us to purchase securities
under contracts providing for payment         The Supplement  will set forth the
in the future. Permitted institutions      anticipated   delivery  date  of  the
include commercial and savings banks,      securities being sold at that time.
insurance  companies,  pension funds,
investment companies, educational and
charitable  institutions  and others.
Certain  conditions  apply  to  those
purchases.

                                  LEGAL MATTERS

   Unless otherwise noted in a securities offered through this Supplement, William J. Hallinan, Prospectus and any Supplement and Esq., Senior Vice President-General Brown & Wood LLP will act as counsel
Counsel to  FINOVA,  will pass on the      for any underwriters or agents.
legality of the


                                     EXPERTS

   Deloitte & Touche LLP, independent December 31, 1996. The financial auditors, have audited the financial statements are incorporated into this statements for FINOVA incorporated in Prospectus by reference in reliance this Prospectus by reference from our upon their report given upon their Annual Report on Form 10-K for the authority as experts in accounting
year ended                                 and auditing.

YOU   SHOULD   RELY   ONLY   ON   THE
INFORMATION     CONTAINED    IN    OR
INCORPORATED  BY  REFERENCE  IN  THIS
PROSPECTUS OR IN THE  SUPPLEMENT.  WE
HAVE AUTHORIZED NO ONE TO PROVIDE YOU                        FINOVA
WITH DIFFERENT INFORMATION.
                                                             FINOVA
WE ARE NOT  MAKING  AN OFFER OF THESE                        CAPITAL
SECURITIES IN ANY LOCATION  WHERE THE                      CORPORATION
OFFER IS NOT PERMITTED.

YOU  SHOULD   NOT  ASSUME   THAT  THE                      6.90% Notes
INFORMATION IN THIS  PROSPECTUS OR IN                   Due June 19, 2004
THE SUPPLEMENT, INCLUDING INFORMATION
INCORPORATED    BY   REFERENCE,    IS
ACCURATE  AS OF ANY DATE  OTHER  THAN
THE   DATE  ON  THE   FRONT   OF  THE
PROSPECTUS    OR    SUPPLEMENT,    AS
APPLICABLE.

          ------------------

          TABLE OF CONTENTS                            PROSPECTUS SUPPLEMENT

                                     PAGE
                                     ----

        PROSPECTUS SUPPLEMENT                        Deutsche Morgan Grenfell

FINOVA Capital Corporation ........ S-2                 NationsBanc Capital
Note Terms ........................ S-2                    Markets, Inc.
Underwriting ...................... S-3

              PROSPECTUS

Where You Can Find More Information.  2
FINOVA Capital Corporation .........  2
Ratio of Income to Fixed Charges ...  4
Special Note Regarding Forward-Looking
 Statements ........................  4
Use of Proceeds ....................  4
Description of the Securities ......  5
Plan of Distribution ...............  9
Legal Matters ...................... 10
Experts ............................ 10